Exhibit 99.1

221 East Hickory Street

Mankato, Minnesota 56001

FOR IMMEDIATE RELEASE	Contact:	David Christensen
CFO
507-387-3355

Jennifer Spaude
Investor Relations
507-386-3765

HickoryTech Reports Fourth Quarter and Full Year 2007 Results

Fourth quarter and full year revenue increased by 15 and 18 percent, respectively

MANKATO, Minn., Feb. 27, 2008 — HickoryTech Corp. (Nasdaq: HTCO) today reported financial results for the fourth fiscal quarter and full year ended Dec. 31, 2007.

The company reported fourth quarter revenue of $38.3 million, representing a 15 percent increase over the same period in 2006. Net income for the fourth quarter was $1.5 million, or $0.12 per diluted share, compared with a loss of $1.9 million for the comparable period last year.  The Enventis Sector, which demonstrated great momentum during the year, continued this trend as it recorded a significant increase in net income, compared to the fourth quarter of 2006.

Highlights for the fourth quarter 2007 as compared to fourth quarter 2006

•                  15 percent increase in revenue

•                  64 percent increase in operating income

•                  215 percent increase in income from continuing operations

•                  A $3.4 million improvement in net income, after the loss from discontinued operations ($1.5 million net income versus $1.9 million loss in 2006)

Consolidated results for the fourth quarter fiscal 2007

The Company’s 2007 fourth quarter results represented the eighth consecutive quarter of positive revenue comparisons.  The increase was driven by continued growth in the Company’s Enventis Sector, where revenue grew 32 percent over last year, and stable revenues from the Telecom Sector.

HickoryTech’s consolidated operating income for the fourth quarter increased 64 percent to $4.9 million, from $3.0 million in the fourth quarter of 2006 primarily due to an increase in Enventis operating income of $1.9 million.

Consolidated income from continuing operations for the fourth quarter 2007 totaled $1.5 million, up 215 percent from $0.5 million the same period of 2006.

“Our results continue to reflect the success in our Enventis Sector and stability in our Telecom Sector, demonstrating the strength of our business plan and our commitment to deliver value to our shareholders,” said John Finke, HickoryTech president and chief executive officer.  “The business market success achieved in 2007 is strong evidence of our favorable market position, and further reinforces our long-term growth prospects.”

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Telecom Sector (before inter-segment eliminations)

In the fourth quarter fiscal 2007, the Telecom Sector achieved many positive results, including increases in broadband revenue and operating income, as well as cost containment.  Revenue in the Telecom Sector, before eliminations, was $18.8 million, similar to revenue reported in the fourth quarter of 2006.  Sector performance was positive during the fourth quarter despite anticipated declines in Network Access and local service revenue.   Segment operating income totaled $3.5 million, up nine percent from $3.2 million a year ago.

Key Telecom Sector metrics for the fourth quarter 2007 as compared to same period 2006

•                  Pre-elimination Telecom Sector revenue remained stable at $18.8 million.

•                  Broadband revenue grew 20 percent to $2.4 million, versus $2.0 million.  The increase in this revenue, which includes DSL, data and Digital TV services, outpaced the decline in local service revenue.  DSL customers increased 11 percent, totaling 17,427 on Dec. 31, 2007.  Digital TV customers posted a 40 percent increase totaling 6,487 on Dec. 31, 2007.

•                  Network access revenue was $7.1 million, a 7.2 percent decrease. This anticipated decline in the fourth quarter was due to interstate rate changes, which went into effect July 1, 2007, lower minutes of use and line losses.

Local service revenue declined 7.4 percent due to price compression in rates charged to wireless carriers and line loss due to competition.  Local lines declined 4.7 percent from the same period a year ago, a decline that while higher than 2006, continues to be less than the average of industry peers.

Enventis Sector (before inter-segment eliminations)

Enventis continued to demonstrate solid growth in the fourth quarter.  Enventis total revenue before eliminations increased $4.9 million, or 33 percent, to $19.7 million compared with $14.8 million in the fourth quarter of 2006.  Enventis’ operating income for the fourth quarter was $2.2 million, up considerably compared with the same quarter of 2006, which included non-recurring integration expenses.  Excluding the 2006 integration expense, the normalized operating income increase for Enventis was 116 percent in the fourth quarter.

•                  Fourth quarter revenue of Enterprise Network Services (ENS), equipment sales and service, increased 43 percent to $14.1 million from $9.9 million in the prior year, driven by success in large IP telephony and data sales as well as growth in services.  Operating income of ENS was $1.6 million, or 11 percent of revenue, compared with a loss of $0.1 million for the same quarter a year ago.

•                  Fourth quarter revenue of Enterprise Transport Services (ETS), network based services, increased 12 percent to $5.6 million from $4.9 million a year ago attributed to strong wholesale transport growth and increased demand for hosted unified communication solutions.  Operating income was $0.6 million, or 11 percent of revenue, compared to $0.4 million last year.

Fiscal 2007 results

For the fiscal year ending Dec. 31, 2007, HickoryTech reported revenue of $156.6 million, an 18 percent increase from the reported $132.9 million in fiscal 2006.  Operating income for the year totaled $23.2 million, a 46 percent increase over the $15.8 million reported one year ago.  Income from continuing operations for fiscal 2007 totaled $8.6 million, up 65 percent from the $5.2 million in fiscal 2006. Net income, after loss from discontinued operations, for fiscal 2007 was $8.6 million, or $0.65 per diluted share, versus $2.3 million, or $0.17 per diluted share in fiscal 2006, an increase of 280 percent in net income and 282 percent in diluted earnings per share year-over year. Revenue and Operating Income for 2007 were benefited by a $1.9 million non-recurring carrier settlement, resulting in an after tax benefit of $1.1 million to income for continuing operations and net income.

Highlights for the full year 2007 as compared to full year 2006

•                  18 percent increase in revenue

•                  46 percent increase in operating income

•                  65 percent increase in income from continuing operations

•                  280 percent increase in net income, after the loss from discontinued operations

•                  282 percent increase in diluted earnings per share

•                  $13.9 million reduction in debt

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Capital expenditures and debt

HickoryTech capital expenditures were $6.1 million for the fourth quarter 2007 and $17.5 million for the year.  Investments supported fiber and IP network upgrades, Digital TV expansion and success-based network sales.  This investment was $3.6 million less than 2006 and was part of a planned reduction of capital expenditures from the $21.1 million level of 2006.  The debt balance (long-term and current portion) was $129.2 million as of Dec. 31, 2007, a $13.9 million reduction from the beginning of the year.

Future outlook

HickoryTech provided the following information related to its 2008 full-year outlook:

•                  Revenue is expected to range from $158 million to $164 million

•                  Net Income is expected to range from $7.6 million to $8.4 million

•                  CAPEX is expected to range from $18 million to $20 million annual

•                  The year-end debt balance is expected to range from $125 million to $128 million

“Our growth in 2007 was extraordinary as we benefited from a number of factors, including several large IP telephony sales, a non-recurring access settlement, and the fact that 2006 included Enventis integration costs,” added Finke.  “The result of having set the bar high in 2007; however, means our comparable growth rates will be tough to match in 2008.  Based on this and economic uncertainty, we expect revenue and net income to be in a similar range to last year.  We are cautious about the economy and our customers’ purchasing decisions in the coming year.  We expect to pick up momentum mid-year and anticipate a stronger second half of 2008.  We have built a solid business foundation and continue to be very excited about our long-term growth prospects.”

Webcast details

As previously announced, HickoryTech will hold a conference call on Thursday, Feb. 28, 2008 beginning at 9 a.m. CST.  The dial-in number for the call is (866) 277-1181 (U.S. and Canada).  The participant pass code is “HickoryTech.”  A simultaneous webcast of the call and downloadable presentation will be available at www.hickorytech.com.

For those unable to participate live, a webcast replay will be available at www.hickorytech.com for 30 days or by audio replay until March 8, 2008 by dialing (888) 286-8010 (U.S. and Canada), enter pass code 47525656.  The accompanying presentation will be archived and available for download at this website.

About HickoryTech

HickoryTech Corporation (NASDAQ:  HTCO), headquartered in Mankato, Minn., offers integrated communication products and services to business and residential customers over a regional fiber network.  The company is in its 110th year of operation and has approximately 410 employees. The Telecom Sector, with facilities-based operations in Minnesota and Iowa, offers local voice, long distance, high-speed Internet, Digital TV, and IP networking services to residential and business customers.  In addition, the Telecom Sector develops telecom and carrier access billing solutions and customer management systems. The Enventis Sector provides IP-based voice, data and network solutions to businesses across a five-state region. For more information, visit www.hickorytech.com.

Forward Looking Statement

Certain statements included in this press release that are not historical facts are “forward-looking statements.” Such forward-looking statements are based on current expectations, estimates and projections about the industry in which HickoryTech operates and management’s beliefs and assumptions. The forward-looking statements are subject to uncertainties. These statements are not guarantees of future performance and involve certain risks, uncertainties and probabilities. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Except as required by federal securities laws, HickoryTech undertakes no obligation to update any of its forward-looking statements for any reason.

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Consolidated Statement of Operations

(unaudited)

(Dollars in thousands)	Three Months Ended December 31		For Year Ended December 31
	2007	2006	2007	2006
Revenues:
Telecom Sector	$18,715	$18,630	$76,847	$74,896
Enventis Sector
Equipment revenue	11,651	8,468	51,046	36,191
Services revenue	7,895	6,303	28,756	21,814
Total Enventis Sector	19,546	14,771	79,802	58,005
Total revenues	38,261	33,401	156,649	132,901

Costs and Expenses:
Cost of sales, equipment, excluding depreciation and amortization	9,762	7,830	45,340	31,152
Cost of services, excluding depreciation and amortization	12,049	12,057	44,881	44,506
Selling, general and administrative expenses	6,617	5,782	24,244	23,291
Depreciation	4,657	4,461	17,847	16,949
Amortization of intangibles	290	293	1,157	1,172
Total costs and expenses	33,375	30,423	133,469	117,070

Operating income	4,886	2,978	23,180	15,831

Interest and other income	88	30	287	138
Interest expense	(1,880)	(1,970)	(8,121)	(7,362)

Income before income taxes	3,094	1,038	15,346	8,607
Income taxes	1,563	552	6,711	3,372
Income from continuing operations	1,531	486	8,635	5,235

Discontinued operations
Loss from operations of discontinued component	(13)	(3,652)	(40)	(4,556)
Income tax benefit	(6)	(1,226)	(16)	(1,589)
Loss from discontinued operations	(7)	(2,426)	(24)	(2,967)

Net income	$1,524	$(1,940)	$8,611	$2,268

Reconciliation of operating income to EBITDA:
Operating income	$4,886	$2,978	$23,180	$15,831
Add:
Depreciation	4,657	4,461	17,847	16,949
Amortization of intangibles	290	293	1,157	1,172
EBITDA	$9,833	$7,732	$42,184	$33,952

(Not in thousands)

Basic earnings per share - continuing operations:	$0.12	$0.04	$0.65	$0.40
Basic loss per share - discontinued operations:	—	(0.18)	—	(0.23)
	$0.12	$(0.14)	$0.65	$0.17

Basic weighted average common shares outstanding	13,283,103	13,196,494	13,258,369	13,163,480

Diluted earnings per share - continuing operations:	$0.12	$0.04	$0.65	$0.40
Diluted loss per share - discontinued operations:	—	(0.18)	—	(0.23)
	$0.12	$(0.14)	$0.65	$0.17

Diluted weighted average common and equivalent shares outstanding	13,289,587	13,196,577	13,260,087	13,163,480

Dividends per share	$0.12	$0.12	$0.48	$0.48

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Consolidated Balance Sheets

(unaudited)

(In thousands)	December 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$171	$84
Receivables, net of allowance for doubtful accounts of $1,184 and $851	28,357	20,780
Inventories	7,054	11,294
Income tax receivable	1,013	—
Deferred income taxes	1,334	815
Prepaid expenses	1,713	1,903
Other	1,196	1,662
Total current assets	40,838	36,538

Investments	3,830	3,554

Property, plant and equipment	322,249	309,264
Less accumulated depreciation	169,318	156,429
Property, plant and equipment, net	152,931	152,835

Other assets:
Goodwill	25,239	25,239
Intangible assets, net	1,983	3,140
Financial derivative instruments	—	2,489
Deferred costs and other	2,674	3,105
Total other assets	29,896	33,973

Total assets	$227,495	$226,900

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Checks written in excess of available cash balances	$—	$1,475
Extended term payable	14,443	7,719
Accounts payable	4,538	4,211
Accrued expenses	7,740	5,826
Accrued income taxes	—	4,528
Advanced billings and deposits	5,158	3,488
Current maturities of long-term obligations	731	1,560
Total current liabilities	32,610	28,807

Long-term liabilities:
Debt obligations, net of current maturities	128,475	141,529
Financial derivative instruments	1,451	—
Accrued income taxes	7,747	—
Deferred income taxes	14,901	15,332
Deferred revenue	1,527	2,596
Accrued employee benefits and deferred compensation	8,852	8,550
Total long-term liabilities	162,953	168,007

Total liabilities	195,563	196,814

Commitments and contingencies	—	—

Shareholders’ equity:
Common stock, no par value, $.10 stated value shares authorized: 100,000
Shares issued and outstanding: 13,285 in 2007 and 13,208 in 2006	1,329	1,321
Additional paid-in capital	11,031	9,992
Retained earnings	20,639	18,323
Accumulated other comprehensive income/(loss)	(1,067)	450

Total shareholders’ equity	31,932	30,086

Total liabilities and shareholders’ equity	$227,495	$226,900

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Telecom Sector Recap

(unaudited, before inter-segment eliminations)

	Three Months Ended December 31		For Year Ended December 31
	2007	2006	2007	2006
(Dollars in thousands)
Revenues:
Local Service	$4,167	$4,502	$17,089	$18,224
Network Access	7,069	7,619	30,892	29,936
Long Distance	1,191	1,223	5,068	4,877
Data	1,728	1,527	6,900	6,048
Internet	1,192	1,112	4,612	4,467
Digital TV	667	467	2,273	1,457
Directory	1,033	917	3,854	3,624
Message Processing & Billing	610	421	2,474	2,127
Intersegment	133	138	467	260
Other	1,058	842	3,685	4,136
Total Telecom Revenues	$18,848	$18,768	$77,314	$75,156

Costs and expenses:
Cost of services, excluding depreciation and amortization	8,086	8,491	30,893	32,046
Selling, general and administrative expenses	3,380	3,134	13,407	13,001
Depreciation and amortization	3,900	3,939	15,218	15,009

Operating income	$3,482	$3,204	$17,796	$15,100

Net income	$1,909	$2,039	$10,460	$9,237

Capital expenditures	$4,210	$3,257	$11,489	$15,631

Key Metrics
Business access lines	27,403	27,014
Residential access lines	37,428	41,029
Total access lines	64,831	68,043
Long distance customers	40,956	41,196
DSL customers (1)	17,427	15,724
Digital TV customers	6,487	4,632

(1) DSL line counts were reduced by 478 in the fourth quarter of 2007 due to a data conversion.  There was no restatement of prior periods.

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Enventis Sector Recap

(unaudited, before inter-segment eliminations)

	Three Months Ended December 31		For Year Ended December 31
(Dollars In thousands)	2007	2006	2007	2006
Revenues before eliminations:
ENS equipment revenue	$11,651	$8,468	$51,046	$36,191
ENS services revenue	2,466	1,389	8,292	4,582
ETS services revenue	5,429	4,914	20,464	17,232
Intersegment	141	50	440	50
	$19,687	$14,821	$80,242	$58,055

Cost of sales, equipment (excluding depreciation and amortization)	9,762	7,830	45,340	31,152
Cost of services (excluding depreciation and amortization)	4,205	3,702	14,767	12,641
Selling, general and administrative expenses	2,497	2,216	9,476	8,974
Depreciation and amortization	1,037	811	3,755	3,048

Operating income	$2,186	$262	$6,904	$2,240
Net income	$1,236	$185	$4,074	$1,363

Capital expenditures	$1,899	$984	$5,928	$5,324

Enventis Supplemental Line of Business Information

(unaudited, before inter-segment eliminations)

	Three Months Ended December 31				For Year Ended December 31
	Network Services		Transport Services		Network Services		Transport Services
(Dollars in thousands)	2007	2006	2007	2006	2007	2006	2007	2006

Revenues before intersegment eliminations:
Equipment revenue	$11,651	$8,468	$—	$—	$51,046	$36,191	$—	$—
Services revenue	2,466	1,389	5,429	4,914	8,292	4,582	20,464	17,232
Intersegment	—	—	141	50	—	—	440	50
	$14,117	$9,857	$5,570	$4,964	$59,338	$40,773	$20,904	$17,282

Cost of sales, equipment (excluding depreciation and amortization)	9,656	7,527	106	303	45,001	30,779	339	373
Cost of services (excluding depreciation and amortization)	1,285	1,375	2,920	2,327	4,539	3,871	10,228	8,770
Selling, general and administrative expenses	1,472	941	1,025	1,275	5,115	4,587	4,361	4,387
Depreciation and amortization	118	103	919	708	494	349	3,261	2,699

Operating income	$1,586	$(89)	$600	$351	$4,189	$1,187	$2,715	$1,053
Net income	$917	$(38)	$319	$223	$2,478	$720	$1,596	$643

Capital expenditures	$69	$48	$1,830	$936	$587	$258	$5,341	$5,066

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